WEB LINKING AGREEMENT
THIS  AGREEMENT  dated  as  of  August  17,  1999
BETWEEN:
CITIZENS BANK OF CANADA, having an office at 401 - 815 West Hastings Street, Vancouver, British Columbia, V6C 1B4 (fax: (604) 708-7790)
("Citizens")
AND:
QUOTES CANADA FINANCIAL NETWORK LTD., having an office at 1409 - 675 West Hastings Street, Vancouver, British Columbia, V6B 1N2 (fax: (604) 408-1377) ("Quotes Canada")
(each  of  Citizens  and  Quotes  Canada  are  referred  to herein as a "Party")
WHEREAS:
A. Quotes Canada maintains a world wide web ("Web") site located at www.quotescanada.com (the "Investment Site");
B. Citizens maintains a Web site located at www.citizensbank.ca (the "Citizens Site");
C. Quotes Canada wishes Citizens to develop certain content for the Citizens Site which Quotes Canada intends to have the Investment Site linked to: and
D. Citizens wishes Quotes Canada to provide links on the Investment Site to certain pages of the Citizens Site.
NOW  THEREFORE  the  Parties  have agreed to the following terms and conditions:
1. Linking. Quotes Canada agrees to provide links from the Investment Site to the Citizens Site in accordance with the terms of this Agreement and Citizens hereby agrees to permit Quotes Canada to link from the Investment Site to the Citizens Site in accordance with the terms of this Agreement. This permission is given on the basis that Quotes Canada's linking rights hereunder are non-exclusive and non-transferable. Citizens agrees to provide links from the Citizens Site to the Investment Site in accordance with the terms of this Agreement and Quotes Canada hereby agrees to permit Citizens to link from the Citizens Site to the Investment Site in accordance with the terms of this Agreement. This permission is given on the basis that Citizens' linking rights hereunder are non-exclusive and non-transferable.

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2.     Link Locations.  Quotes Canada agrees to link the Investment Site only to the locations within the Citizens Site noted on Schedule A (the "Locations") with such links being only being provided by Buttons (as defined in Section 8). Citizens agrees to link to the Investment Site only from (i) the Locations; or
(ii) such other Web pages in the Citizens Site as approved by Quotes Canada with such links only being provided by Buttons.
3. Content and Style. Citizens agrees to develop the Locations within a reasonable period of time so that they have a style and content as more particularly described in Schedule A. Quotes Canada shall provide input and assistance to Citizens in the development of the Locations. The ultimate style and content of the Locations shall, however, be determined by Citizens in its sole discretion. Citizens shall be the exclusive owner of the Locations and all intellectual property rights related thereto (collectively, the "Content"). Quotes Canada hereby assigns to Citizens any and all right, title and interest throughout the world and universe, including without limitation, all copyright, trade-marks, trade secrets, patent rights and any other intellectual property rights in and to the Content which it may otherwise acquire, effective at the time each is created. Quotes Canada covenants that it shall not, either during the term of this Agreement of thereafter, directly or indirectly, contest, or assist any third party to contest, Citizens' ownership of the Content. Without limiting the generality of the foregoing, Quotes Canada agrees that it shall not duplicate, reproduce, copy, use or otherwise take any action either directly or indirectly with respect to the Content except as otherwise expressly set out in this Agreement. Notwithstanding the foregoing, Citizens acknowledges and agrees that Link Logos (as defined in Section 7(3)) of Quotes Canada used in the Locations or otherwise used by Citizens shall be the sole and exclusive property of Quotes Canada pursuant to Section 7(2) below.
4. Reporting. Within thirty (30) days after the end of each calendar month Citizens shall provide a report to Quotes Canada of (i) total number of web pages of each Location that have been loaded into the browser of a Web user ("Impressions"); (ii) total number of completed on-line applications from the Locations ("Applications"); and (iii) total number of approved and (as applicable) funded Applications. Quotes Canada and its employees or related person or parties shall not take any actions, directly or indirectly, which will artificially increase the number of Impressions. For greater certainty any information reported by Citizens to Quotes Canada pursuant to this Section shall be deemed to be Confidential Information (as defined in Section 14(1)).
5. Fees. Citizens agrees that it shall pay to Quotes Canada these fees as more particularly described in Schedule B (the "Fees"). The Fees shall be payable within thirty (30) days after the end of each calendar quarter for Fees calculated and payable with respect to such calendar quarter.
6. Uptime. Quotes Canada acknowledges that the availability of the Investment Site to users is important for maximizing Impressions. Consequently, Quotes Canada agrees to use commercially reasonable efforts to make the Investment Site available to users twenty-four hours a day seven days a week.

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7.     Trade-Mark  License.
     (1) Citizens hereby grants to Quotes Canada a non-exclusive, non-transferable, limited license to use only those trade-marks on Citizens listed on Schedule A to create links to the Locations.
     (2) Quotes Canada hereby grants to Citizens a non-exclusive, non-transferable, limited license to use only those trade-marks of Quotes Canada listed on Schedule A to create links to the Investment Site.
     (3)     Each  Party  agrees  that:
(a) they will not alter the appearance of the other Party's trade-marks as listed in Schedule A (the "Link Logos");
(b) they will use only the approved graphical image of the Link Logo supplied by the other Party;
(c) the Link Logos may not be reduced in size beyond what is electronically provided by the other Party;
(d) the Link Logo must stand by itself and must include a minimum amount of [30] pixels of empty space around it so as to avoid unintended associations with other objects, including without limitation, type, photography, borders and edges;
(e) they will comply with any other reasonable trade-mark usage policies established by the other Party from time to time;
(f) all goodwill associated with the other Party's Link Logos shall accrue to the other Party;
(g) they will not use any other logos, slogans, copyright material or trade-marks of the other Party except for the Link Logos;
(h) they will not use the other Party's Link Logo as a feature or design element of another logo;
(i) they will not use the other Party's Link Logo more prominently than its own company, product or Web site name or Logo; and
(j) they will include a notice on their Web site to the effect that the other Party's Link Logo is a trade-mark of the other Party and is used under license.
     4. Each Party acknowledges the other Party's worldwide ownership of its Link Logos and will not contest such ownership.

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8.     Approvals.  The  initial  location  and  appearance,  and  any subsequent change in location or appearance, of the other Party's Link Logos or other forms of links to the other Party's Web site (collectively, the "Buttons") on each Party's Web site shall be subject to prior approval by the other Party which approval may be conditional upon the inclusion of notices or statements as required by the approving Party. Each Party shall notify the other Party in advance of any move or modification of the Buttons utilized by that Party. Notwithstanding the foregoing, neither Party shall be responsible for the content of the other Party's Web site.
9. Appropriate Conduct. Neither Party will use the Buttons in any manner that implies sponsorship or product endorsement by the other Party. Neither Party will make negative or disparaging references to the other Party's products or services. Neither Party will place the other Party's Web pages in a "frame" within its own site, or otherwise cause a user's browser to frame the other Party's Web site such that both Party's sites appear on the same screen, without prior written permission from the other Party. Each Party agrees not to use the other Party's Link Logos in a manner or take any other action likely to cause confusion with, dilute or damage the reputation or image of the other Party or its products or services. Each Party agrees that its Web site will not contain material that is obscene, pornographic, excessively violent or which breaches any Canadian federal or provincial statute or regulation. Subject to the foregoing, each Party reserves the right to alter, modify or discontinue its Web site at any time.
10.     Warranties.  Each  Party represents and warrants to the other Party that
(i) each has duly registered the domain name of its respective Web site with all applicable authorities and possesses all rights necessary to use such domain name, and (ii) the content and material which it has placed on its Web site does not infringe upon or violate any (a) copyright, patent, trade-mark or proprietary right of a third party, or (b) any applicable law, regulation or non-proprietary third-party right.
11. Indemnity. Each Party (the "First Party") agrees to indemnify, defend and hold harmless the other Party and its directors, officers, employees and agents from any and all actions, claims, costs, damages, demands, expenses, liabilities, losses and suites (including reasonable legal fees) arising from, in whole or in part, (i) a breach by the First Party of the warranties in
Section 10(ii), a claim that the First Party's Link Logos infringe or violate the intellectual property rights of a third party, or (iii) any acts or omissions of the First Party or its employees or agents in performing under this Agreement.
12.     Term  and  Termination.
     (1) This Agreement shall continue until (i) such time as either Party terminates this Agreement upon giving the other Party at least five days written notice; or (ii) immediately upon delivery by one Party to the other Party of written notice that such other Party has breached a material provision of this Agreement.
     (2) Upon termination of this Agreement (i) each Party shall immediately remove all Buttons from its Web site; and (ii) neither Party shall under any circumstances provide any link from its Web site to the other Party's Web site nor shall either Party represent or otherwise take any action which could be construed as suggesting that such Party has any relationship with or is otherwise associated with the other Party.

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     (3)     Sections  5,  7(4),  11,  13,  14  and 16 and this Section 12 shall survive  termination  of  this  Agreement.
13. Limitation of Liability Neither Party shall be liable to the other Party for any special or punitive damages, damages for lost profits or revenues, or for any other types of economic loss or consequential damages.
14.     Confidential  and  Restricted  Information
     (1) Each Party acknowledges that the other Party (the "Discloser") may disclose to such Party (the "Recipient"), or allow the Recipient access to, trade secrets and other information, in the possession of the Discloser and owned by the Discloser or entities affiliated, associated or related to the Discloser, or by their respective suppliers, customers or other business partners, that is not generally known to the public including, without limitation, financial information, legal, corporate, marketing, product, technical, personnel, customer and supplier information and any other information, in whatever form or media, specifically identified as confidential by the Discloser, or the nature of which is such that it would generally be considered confidential in the industry of the Discloser, or which the Discloser is obliged to treat as confidential or proprietary (collectively, "Confidential Information"). The Recipient acknowledges that this information is of significant value to the Discloser.
     (2) The non-disclosure obligations of the Recipient under this Section 14 shall not apply to Confidential Information which the Recipient can establish:
(a) is, or becomes, readily available to the public other than through a breach of this Section;
(b) is disclosed, lawfully and not in breach of any contractual or other legal obligation, to the Recipient by a third party; or
(c) through written records, was known to the Recipient, prior to the date of first disclosure of the Confidential Information to the Recipient by the Disclosure.
     (3) The Recipient acknowledges that Confidential Information is and shall be the sole and exclusive property of the Discloser or its designate and that the Recipient shall not acquire any right, title or interest in or to any Confidential Information.
     (4) The Recipient shall keep all Confidential Information strictly confidential and shall take all necessary precautions against unauthorized disclosure of the Confidential Information during the term of this Agreement and thereafter. Without limitation, the Recipient shall not, and shall take all reasonable steps to ensure that its employees do not, directly or indirectly, disclose, allow access to, transmit or transfer the Confidential Information to a third party without the Discloser's consent, or use or reproduce Confidential Information, in any manner, except as reasonably required to fulfil the purposes of this Agreement. Notwithstanding the foregoing, to the extent that the Recipient can establish it is required by law to disclose any Confidential Information, it shall be permitted to do so, provided that notice of this requirement to disclose is first delivered to the Discloser, so that it may contest this potential disclosure. The Recipient shall ensure that all copies of Confidential Information are clearly marked, or

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otherwise  identified  as confidential and proprietary to the Discloser, and are stored in a secure location while in the Recipient's possession, control, charge or custody.
     (5) Notwithstanding any other provisions of this Section 14 or any other term of this Agreement, there is certain information which Citizens is prohibited by law from disclosing to third parties including, without limitation, financial and personal information relating to its customers (collectively, "Restricted Information"). Quotes Canada therefore covenants and agrees that it shall not either directly or indirectly take any steps or actions which result in or which could have the effect of resulting in Quotes Canada having access to any Restricted Information and Quotes Canada shall take all reasonable steps to ensure that none of its employees or users of the Investment Site obtain access to Restricted Information.
15. Citizens Ethical Policy. Quotes Canada covenants and agrees to comply with Citizens' ethical policy as such policy is amended from time to time (the "Ethical Policy"). The form of the Ethical Policy as of the date of this Agreement is attached hereto as Schedule C.
16.     General
     (1) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties on the subject hereof and supersedes any and all prior oral or written agreements, statements, representations, warranties or understandings by any Party, and all of which are merged herein and superseded hereby. Neither Party shall be bound by any definition, warranty, condition or representation other than as expressly set forth in this Agreement or as may be set forth in a writing signed by the Party to be bound thereby. This Agreement may not be modified except by a written agreement signed by the Parties hereto.
     (2) Interpretation. In construing this Agreement or determining the rights of the Parties hereto, no Party shall be deemed to have drafted or created this Agreement.
     (3) Governing Law. This Agreement is made and entered into under the laws of the Province of British Columbia and shall be interpreted, applied and enforced under those laws. The Parties hereby agree to attorn to the jurisdiction of the courts of British Columbia.
     (4) Severability. The provisions of this Agreement are severable, and if any one or more provisions is determined to be illegal, indefinite, invalid or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall continue in full force and effect and shall be binding and enforceable.
     (5) Assignment. Neither this Agreement nor any right or duty hereunder shall be assignable or delegable by either Party without the express consent of the other Party, and nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties hereto any rights or remedies under or by reason of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, administrators, executors, legal representatives, successors in interest and permitted assigns.
     (6) Waiver. No waiver of any provisions of this Agreement shall be deemed to be or shall constitute a waiver of any provision, whether or not similar, nor shall any waiver constitute

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a  continuing  waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver. The failure of any Party to object to any act, omission or breach by the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of any rights or remedies hereunder or otherwise provided at law or in equity.
     (7) Notices. All notices, requests, demands and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal service or on the fifth day after mailing by certified or registered mail or on the date sent by facsimile addressed to the Parties at the addresses noted on page one or at such other address as either Party may hereafter indicate by appropriate notice.
     (8) No Agency. Nothing in this Agreement creates a relationship of agency, partnership, joint venture, or the like between the Parties, and neither Party shall be entitled to, or purport to, bind or represent the other Party. Neither party shall do or allow any act which would imply apparent authority to act for the other Party.
IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first above written.

CITIZENS  BANK  OF  CANADA
     QUOTES  CANADA  FINANCIAL  NETWORK  LTD.


By:     By:

 Name:  "Stephen  Midgley"      Name:  "Paul  Dickson"

 Title:  "Manager,  Interactive  Services"      Title:  "VP-Operations"

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                                   SCHEDULE A
                            Locations and Link Logos

1.  Locations
URLs     Content
(a)     Calculators  and  rate  tables
(b)     on-line  account  application  ("Account  Application")
(c)     on-line  mortgage  application  ("Mortgage  Application")
(d)     on-line  VISA  applications  ("VISA  Applications")
(e)     on-line  personal loan / line-of-credit application ("Loan Application")
(f)     Printable  term  deposit  application
(g)     Citizens  Net

2.     Link  Logos
(a)     Citizens




(b)     Quotes  Canada


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                                   SCHEDULE B
                                      Fees

                                 Action     Fee
1.  Approved  Account  Application     $15  Cdn.
2.  Approved  and  Funded  Mortgage  Application     10  basis  points  of funds
advanced pursuant to the Mortgage Application which fee is a one time payment to Quotes Canada and not a reoccurring payment
3.  Approved  VISA  Application     $15  Cdn.
4.  Approved  and  Funded  Loan  Application     $15  Cdn.


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                                   SCHEDULE C
                             Citizens Ethical Policy